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                                  EXHIBIT 99.4

             Form of Stock Option Agreement - Officer, Acceleration.

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                          GRAND JUNCTION NETWORKS, INC.
                                 1992 STOCK PLAN

                          EXHIBIT A TO NOTICE OF GRANT

                             STOCK OPTION AGREEMENT

                                  OFFICER GRANT

         1. Grant of Option. GRAND JUNCTION NETWORKS, INC., a Delaware corporation (the "Company"), hereby grants to the Optionee (the "Optionee") named in the Notice of Grant, an option (the "Option") to purchase a number of Shares, as set forth in the Notice of Grant, at the exercise price per share set forth in the Notice of Grant (the "Exercise Price"), subject to the terms, conditions and definitions of the 1992 Stock Plan (the "Plan") adopted by the Company, which is incorporated herein by reference. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms and conditions of the Plan shall prevail. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Option Agreement.

         If designated in the Notice of Grant as an Incentive Stock Option, this Option is intended to qualify as an Incentive Stock Option under Section 422 of the Code.

         2.   Exercise of Option.

              (a) Right to Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and the applicable provisions of the Plan and this Option Agreement. In the event of Optionee's death, disability or other termination of Optionee's employment, the exercisability of the Option is governed by the applicable provisions of this Option Agreement.

              (b) Method of Exercise. This Option is exercisable by delivery of an exercise notice, in the form provided by the Company (the "Exercise Notice"), which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the "Exercised Shares"), and such other representations and agreements as to the holder's investment intent with respect to the Exercised Shares as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be signed by the Optionee, and shall be delivered in person, by certified or registered mail, return receipt requested, by confirmed facsimile transmission, or by such other means as the Company may permit, to the Secretary of the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as


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to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price.

              No Shares shall be issued pursuant to the exercise of this Option unless such issuance and exercise complies with all relevant provisions of law and requirements of any stock exchange upon which the Shares are then listed. Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such Exercised Shares.

              (c) Tax Withholding. At the time the Option is exercised, in whole or in part, or at any time thereafter as requested by the Company, the Optionee hereby authorizes withholding from payroll and any other amounts payable to the Optionee, and otherwise agrees to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Parent or Subsidiary of the Company, if any, which arise in connection with the Option, including, without limitation, obligations arising upon (i) the exercise, in whole or in part, of the Option, (ii) the transfer, in whole or in part, of any shares acquired upon exercise of the Option, (iii) the operation of any law or regulation providing for the imputation of interest, or
(iv) the lapsing of any restriction with respect to any shares acquired upon exercise of the Option. The Optionee is cautioned that the Option is not exercisable unless such tax withholding obligations are satisfied. Accordingly, the Optionee may not be able to exercise the Option when desired even though the Option is vested, and the Company shall have no obligation to issue a certificate for such shares or release such shares from any escrow provided for in connection with the acquisition of the shares.

         3. Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the
Optionee:

              (a) cash;

              (b) check;

              (c) irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds required to pay the exercise price; or

              (d) such other consideration as is indicated on the Notice of Grant.

         4. Restrictions on Exercise. This Option may not be exercised until such time as the Plan has been approved by the stockholders of the Company, or if the issuance of such Shares upon such exercise or the method of payment of consideration


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for such shares would constitute a violation of any applicable federal or state securities or other law or regulation, including any rule under Part 207 of Title 12 of the Code of Federal Regulations ("Regulation G") as promulgated by the Federal Reserve Board. As a condition to the exercise of this Option, the Company may require Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation.

         5.   Termination of Relationship.

              (a) In the event of termination of Optionee's "Continuous Status as an Employee" (as defined below), Optionee may, to the extent otherwise so entitled at the date of such termination (the "Termination Date"), exercise this Option during the Termination Period set out in the Notice of Grant or such other applicable period as provided below.

              (b) Notwithstanding the foregoing, if a sale within the Termination Period set out in the Notice of Grant of shares acquired upon the exercise of the Option would subject the Optionee to suit under Section 16(b) of the Securities Exchange Act of 1934, as amended, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by the Optionee would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Termination Date, or (iii) the Expiration Date set out in the Notice of Grant. If the Option is intended to qualify as an Incentive Stock Option, the Company makes no representation as to the tax consequences of any such delayed exercise. The Optionee should consult with the Optionee's own tax advisors as to the tax consequences to the Optionee of any such delayed exercise.

              (c) To the extent that Optionee was not entitled to exercise this Option on the Termination Date, or if Optionee does not exercise this Option within the time specified herein, the Option shall terminate.

              (d) "Continuous Status as an Employee" means the absence of any interruption or termination of the employment relationship by the Company or any Parent or Subsidiary of the Company. Continuous Status as an Employee shall not be considered interrupted in the case of: (i) sick leave, military leave or any other leave of absence approved by the Board, provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (ii) transfers between locations of the Company or between the Company, its Parent, its Subsidiaries or its successor. Notwithstanding the foregoing, unless otherwise designated by the Company (or required by law), no service credit for vesting purposes will be given during a leave of absence.


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              (e) "Termination After Transfer of Control" shall mean either of the following events occurring within twelve (12) months after a Transfer of Control (as defined in the Plan): (i) termination of the Optionee's Continuous Status as an Employee by the Company or any Parent or Subsidiary of the Company for any reason other than Termination for Cause (as defined below), or (ii) the Optionee's resignation from employment with the Company or any Parent or Subsidiary of the Company within a reasonable period of time following any Constructive Termination (as defined below).

              Notwithstanding any provision herein to the contrary, Termination After Transfer of Control shall not include any termination of the Optionee's Continuous Status as an Employee which (i) is a Termination for Cause (as defined below), (ii) is a result of the Optionee's death or disability, (iii) is a result of the Optionee's voluntary resignation from employment other than upon Constructive Termination (as defined below) or (iv) occurs prior to the effectiveness of a Transfer of Control.

              (f) "Termination for Cause" shall mean termination of the Optionee's Continuous Status as an Employee by the Company or any Parent or Subsidiary of the Company for any of the following reasons: (i) theft, dishonesty, or falsification of any records of the Company or any Parent or Subsidiary of the Company; (ii) improper use or disclosure of confidential or proprietary information regarding the Company or any Parent or Subsidiary of the Company; (iii) any action by the Optionee which has a detrimental effect on the reputation or business of the Company or any Parent or Subsidiary of the Company; (iv) the Optionee's failure or inability to perform any reasonable assigned duties after written notice from the Company or any Parent or Subsidiary of the Company, and a reasonable opportunity to cure, such failure or inability; (v) any material breach by the Optionee of any employment agreement between the Optionee and the Company or any Parent or Subsidiary of the Company, which breach is not cured pursuant to the terms of such agreement; or (vi) the Optionee's conviction of any criminal act which impairs the Optionee's ability to perform his or her duties with the Company or any Parent or Subsidiary of the Company.

              (g) "Constructive Termination" shall mean any one or more of the following:

                   (i) without the Optionee's express written consent, the assignment to the Optionee of any duties, or any limitation of the Optionee's responsibilities, substantially inconsistent with the Optionee's positions, duties, responsibilities and status with the Company or any Parent or Subsidiary of the Company immediately prior to the date of the Transfer of Control;

                  (ii) without the Optionee's express written consent, the relocation of the principal place of the Optionee's employment to a location that is more than fifty (50) miles from the Optionee's principal place of employment immediately prior to the date of the Transfer of Control, or the imposition of travel requirements


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substantially more demanding of the Optionee than such travel requirements existing immediately prior to the date of the Transfer of Control;

                 (iii) any failure by the Company or any Parent or Subsidiary of the Company to pay, or any material reduction by the Company or any Parent or Subsidiary of the Company of, (1) the Optionee's base salary in effect immediately prior to the date of the Transfer of Control (unless reductions comparable in amount and duration are concurrently made for all other employees of the Company or any Parent or Subsidiary of the Company with responsibilities, organizational level and title comparable to the Optionee's), or (2) the Optionee's bonus compensation, if any, in effect immediately prior to the date of the Transfer of Control (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned by the Optionee); or

                  (iv) any failure by the Company or any Parent or Subsidiary of the Company to (1) continue to provide the Optionee with the opportunity to participate, on terms no less favorable than those in effect for the benefit of any employee group which customarily includes a person holding the employment position or a comparable position with the Company or any Parent or Subsidiary of the Company then held by the Optionee, in any benefit or compensation plans and programs, including, but not limited to, the life, disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, in which the Optionee was participating immediately prior to the date of the Transfer of Control, or their equivalent, or (2) provide the Optionee with all other fringe benefits (or their equivalent) from time to time in effect for the benefit of any employee group which customarily includes a person holding the employment position or a comparable position with the Company or any Parent or Subsidiary of the Company then held by the Optionee.

         6. Disability of Optionee. Notwithstanding the provisions of Section 5 above, in the event of termination of Optionee's Continuous Status as an Employee as a result of total and permanent disability (as defined in Section 22(e)(3) of the Code), Optionee may, but only within twelve (12) months from the date of termination of employment (but in no event later than the date of expiration of the term of this Option as set forth in Section 9 below), exercise the Option to the extent otherwise so entitled at the date of such termination. To the extent that Optionee was not entitled to exercise the Option at the date of termination, or if Optionee does not exercise such Option (to the extent otherwise so entitled) within the time specified herein, the Option shall terminate.

         7. Death of Optionee. In the event of the death of Optionee, the Option may be exercised at any time within twelve (12) months following the date of death (but in no event later than the date of expiration of the term of this Option as set forth in Section 9 below), by Optionee's estate or by a person who acquired the right to


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exercise the Option by bequest or inheritance, but only to the extent the
Optionee could exercise the Option at the date of death.

         8. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by him. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

         9. Term of Option. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option. The limitations set out in Section 7 of the Plan regarding Option terms and Incentive Stock Options granted to Ten Percent Owner Optionees shall apply to this Option.

         10. Tax Consequences. Some of the federal and California tax consequences relating to this Option, as of the date of this Option, are set forth below. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. THE OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

              (a) Exercising the Option.

                  (i) Nonstatutory Stock Option ("NSO"). If this Option does not qualify as an ISO, the Optionee may incur regular federal income tax and Califonia income tax liability upon exercise. The Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the fair market value of the Exercised Shares on the date of exercise over their aggregate Exercise Price. If the Optionee is an employee, the Company will be required to withhold from his or her compensation or collect from Optionee and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise.

                 (ii) Incentive Stock Option ("ISO"). If this Option qualifies as an ISO, the Optionee will have no regular federal income tax or California income tax liability upon its exercise, although the excess, if any, of the fair market value of the Exercised Shares on the date of exercise over their aggregate Exercise Price will be treated as an adjustment to the alternative minimum tax for federal tax purposes and may subject the Optionee to alternative minimum tax in the year of exercise.


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              (b)   Disposition of Shares.

                  (i) NSO. If the Optionee holds NSO Shares for at least one year, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal income tax purposes.

                 (ii) ISO. If the Optionee holds ISO Shares for at least one year after exercise and two years after the grant date, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal income tax purposes. If the Optionee disposes of ISO Shares within one year after exercise or two years after the grant date, any gain realized on such disposition will be treated as compensation income (taxable at ordinary income rates) to the extent of the excess, if any, of the lesser of (A) the difference between the fair market value of the Shares acquired on the date of exercise and the aggregate Exercise Price, or (B) the difference between the sale price of such Shares and the aggregate Exercise Price.

              (c) Notice of Disqualifving Disposition of ISO Shares. If the Optionee sells or otherwise disposes of any of the Shares acquired pursuant to an ISO on or before the later of (i) the date two years after the grant date, or
(ii) the date one year after the exercise date, the Optionee shall immediately notify the Company in writing of such disposition.


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